Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On June 19, 2014, Bel Fuse Inc., a New Jersey corporation ("Bel", the "Company", "we", or "our") completed its acquisition of the Power-One Power Solutions business of ABB Ltd, ("ABB") pursuant to a Stock Purchase Agreement with Power-One, Inc. ("Power-One") and PWO Holdings B.V. ("PWO Holdings" and, together with Power-One, collectively, the "Sellers").  Bel paid approximately $110 million in cash, net of cash acquired. On June 19, 2014, the Company also entered into a senior Credit and Security Agreement (the "New Secured Credit Agreement") with KeyBank National Association ("KeyBank"), as administrative agent, swing line lender and issuing lender, and the other lenders identified therein.  The Company is the borrower under the New Secured Credit Agreement, which consists of (i) a $50 million revolving credit facility, (ii) a $145 million term loan facility ("Term Loan") and (iii) a $70 million delayed draw term loan ("Delayed Draw Term Loan"). Concurrent with its entry into the New Secured Credit Agreement, the Company borrowed under the New Secured Credit Agreement to complete its acquisition of the Power-One Power Solutions business from ABB and borrowed under the New Secured Credit Agreement on July 25, 2014 to complete its subsequent acquisition of the Emerson Network Power Connectivity Solutions business of Emerson Inc. The Term Loan was applied to the acquisition of the Power-One Solutions business and the Delayed Draw Term Loan was applied to the acquisition of the Emerson Network Power Connectivity Solutions business.

On July 25, 2013, ABB completed its acquisition of Power-One, which was a former U.S. based, publicly-held corporation and which included the Power Solutions business. Due to the change in control of Power-One, its assets and liabilities were remeasured to fair value as of July 25, 2013 to reflect ABB's basis in the assets and liabilities of Power-One. The new basis of accounting recorded by ABB upon acquisition of Power-One was pushed down to the combined carve-out financial statements of Power Solutions as of July 25, 2013. Because we now control Power Solutions, we have applied acquisition accounting as if the acquisition had closed as of January 1, 2013. Our preliminary purchase price has been allocated to the Power Solutions assets and liabilities based on current estimates and currently available information and is subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of Power Solutions.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and for the three month period ended March 31, 2014, give effect to our Power Solutions Acquisition and the financing obtained to fund the acquisition.  The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to or remove the effect of events that are (1) directly attributable to the Power Solutions acquisition, (2) factually supportable, and (3) expected to have a continuing impact on our results.  The unaudited pro forma condensed combined statements of operations do not reflect any of Bel management's expectations for revenue enhancements, cost savings from the combined companies' operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the Power Solutions Acquisition.

The following pro forma financial information is based on our historical consolidated financial statements and the historical combined financial statements of Power Solutions and is intended to provide you with information about how the Power Solutions transaction might have affected our historical consolidated statement of operations if it had closed as of January 1, 2013.  We have not presented a pro forma balance sheet herein, as the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed with the SEC on August 11, 2014, contains the information of Power Solutions, including a preliminary allocation of purchase price to the assets and liabilities acquired, as of June 30, 2014.

The pro forma financial information below is based on available information and assumptions that we believe are reasonable.  The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transaction described above occurred on the date indicated.  The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

BEL FUSE INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(dollars in thousands, except per share data)

	Historical
		Power Solutions
	Bel Fuse Inc. 12 Months Ended December 31, 2013	Successor July 26 - December 29, 2013 (2)	Predecessor January 1 - July 25, 2013 (2)	Combined 12 Months Ended December 29, 2013	Pro Forma Adjustments	Note	Pro Forma Combined

Net sales	$349,189	$110,483	$141,033	$251,516			$600,705

Costs and expenses:
Cost of sales	286,888	104,997	121,315	226,312	$(2,930)	3a	510,270
Selling, general and administrative	45,826	23,872	30,872	54,744	(195)	3b, 3c	100,375
Litigation charges	41	-	4,267	4,267			4,308
Restructuring charges	1,387	-	-	-	-		1,387
	334,142	128,869	156,454	285,323	(3,125)		616,340

Income (loss) from operations	15,047	(18,386)	(15,421)	(33,807)	3,125		(15,635)
Interest expense	(156)	-	-	-	(5,494)	3d, 4a	(5,650)
Interest income and other, net	274	(861)	891	30			304

Earnings (loss) before (benefit) provision for income taxes
and equity in loss of joint venture	15,165	(19,247)	(14,530)	(33,777)	(2,369)		(20,981)
(Benefit) provision for income taxes	(743)	24,730	5,709	30,439	-	3e	29,696

Equity in loss from joint venture	-	-	(2,355)	(2,355)			(2,355)

Net earnings (loss)	$15,908	$(43,977)	$(22,594)	$(66,571)	$(2,369)		$(53,032)

Earnings per share:
Class A common share - basic and diluted	$1.32						$(4.49)
Class B common share - basic and diluted	$1.41						$(4.68)

Weighted-average shares outstanding:
Class A common share - basic and diluted	2,174,912						2,174,912
Class B common share - basic and diluted	9,239,646						9,239,646

BEL FUSE INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2014
(dollars in thousands, except per share data)

	Historical
	Bel Fuse Inc.	Power Solutions
	3 Months Ended	3 Months Ended
	March 31,	March 30,	Pro Forma		Pro Forma
	2014	2014 (2)	Adjustments	Note	Combined

Net sales	$82,646	$58,859	$-		$141,505

Costs and expenses:
Cost of sales	68,576	48,989	-	4b	117,565
Selling, general and administrative	11,189	8,092	(253)	3c, 4c	19,028
	79,765	57,081	(253)		136,593

Income from operations	2,881	1,778	253		4,912
Interest expense	(30)	-	(1,328)	3d, 4a	(1,358)
Interest income and other, net	51	(195)	-		(144)

Earnings before provision for income taxes	2,902	1,583	(1,075)		3,410
Provision for income taxes	399	1,264	-	3e	1,663

Net earnings	$2,503	$319	$(1,075)		$1,747

Earnings per share:
Class A common share - basic and diluted	$0.20				$0.14
Class B common share - basic and diluted	$0.22				$0.15

Weighted-average shares outstanding:
Class A common share - basic and diluted	2,174,912				2,174,912
Class B common share - basic and diluted	9,334,955				9,334,955

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(1)	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of operations have been prepared using the historical consolidated financial statements of Bel and the historical combined carve-out financial statements of Power Solutions.  Bel's operating results for the year ended December 31, 2013 reflect the operating results of TRP and Array, acquired by Bel in March and August 2013, respectively, only for the periods from their respective acquisition dates.  The pro forma statement of operations for the year ended December 31, 2013 does not contain the pro forma effects of these two acquisitions.

Because we now control Power Solutions, we have applied acquisition accounting as if the acquisition had closed as of January 1, 2013. Our preliminary purchase price has been allocated to the Power Solutions assets and liabilities based on current estimates and currently available information and is subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of Power Solutions. Purchase accounting adjustments are further described in Note 3 below.

In addition to presenting Bel's operations as reported in our historical financial statements, our unaudited condensed combined pro forma statement of operations for the year ended December 31, 2013 includes the combined results of Power Solutions for the 12 months ended December 29, 2013. We believe presenting these combined results is useful in illustrating the presentation of our pro forma condensed combined statement of operations for the year ended December 31, 2013.

(2)	Power Solutions Reclassifications

Certain reclassifications have been made to the historical presentation of Power Solutions to conform to the presentation used in our condensed consolidated statements of operations and the unaudited pro forma financial information as follows:

	Three Months Ended		Year Ended
	March 31, 2014		December 31, 2013
	Classification in Power Solutions Financial Statements	Reclassification to Conform to Bel Fuse Financial Statements	Classification in Power Solutions Financial Statements	Reclassification to Conform to Bel Fuse Financial Statements

Research & Development Expenses:
Operating expenses	$4,121		$16,040
Cost of goods sold		$4,121		$16,040

Gain (loss) due to foreign exchange
Other income (expense)	$(143)		$(1,230)
Selling, general and administrative expense		$(143)		$(1,230)

(3)	Transaction-Related Adjustments

(a)
Represents Bel's purchase accounting adjustment for estimated incremental amortization expense of $1.5 million for the year ended December 31, 2013 resulting from $13 million of estimated fair value adjustments related to developed technology acquired by Bel.  Finite-lived intangible assets are amortized on a straight line basis over an estimated useful life ranging from 5 to 10 years.  Also represents the reversal of a non-recurring inventory step-up of $4.4 million.

(b)
Represents Bel's purchase accounting adjustments including estimated incremental depreciation expense of $0.3 million for the year ended December 31, 2013 resulting from estimated fair value adjustments to property, plant and equipment of $8 million with remaining useful lives ranging from 3 to 20 years.  Also represents Bel's purchase accounting adjustment for estimated incremental amortization expense of $0.1 million for the year ended December 31, 2013 resulting from $1.2 million of estimated fair value adjustments to the trade names acquired by Bel.

(c)
Represents an adjustment related to amortization on trade names included in the carve-out financials as compared to the trade names actually acquired by Bel.  The value of the trade names are included in the Power Solutions carve-out financials, along with the associated amortization on these trade names since ABB's acquisition in July 2013.  Bel's acquisition of the Power Solutions business of Power-One did not include the Power-One trade name.  As such, this pro forma adjustment removes amortization expense related to the Power-One trade name of $0.6 million for the year ended December 31, 2013 and $0.3 million for the three months ended March 31, 2014.

(d)
Represents net increases in interest expense of $5.5 million during the year ended December 31, 2013 and $1.3 million during the three months ended March 31, 2014 related to the Term Loan and Bel's revolving credit facility, consisting of:

	Three Month Ended March 31, 2014	Year Ended December 31, 2013

$145 million Term Loan, matures on June 19, 2019, at a weighted
average interest rate of 3.04% and 3.01%, respectively	$1,019	$4,307
Commitment fees on the revolving credit facility of the five-year
credit agreement at 0.35% of the undrawn balance of $50 million	44	175
Amortization of deferred financing costs	284	1,134
Subtotal	$1,347	$5,616
Less: Amounts included in Bel's historical statement of operations
related to prior revolving credit facility	(19)	(122)
Total	$1,328	$5,494

The interest rates noted in the table above related to the Term Loan represent the weighted-average 3-month LIBOR rate for the period presented, plus the current margin in effect per the terms of the credit agreement.  An increase in the interest rate by 1/8 percent would result in an increase in interest expense of less than $0.1 million and $0.2 million during the three months ended March 31, 2014 and the year ended December 31, 2013, as compared to the interest expense amounts depicted above.

(e)
A zero tax effect has been provided on the pro forma adjustments since the entities affected by the adjustments are in a full valuation allowance position and any tax effect of the pro forma adjustments would be offset by an adjustment to the valuation allowance.

(4)	Items Not Adjusted in Unaudited Pro Forma Financial Information

(a)
We have not reflected any additional interest expense for potential borrowings of up to $50 million available under the revolving credit facility and up to $70 million available under the delayed draw term loan, as these facilities were not drawn upon at the closing of the Power Solutions transaction and were not intended to be used to fund said transaction.

(b)
We have not adjusted amortization expense related to developed technology during the three months ended March 31, 2014, as we believe the fair value adjustments recorded if Bel had acquired Power Solutions on January 1, 2013 would reflect similar fair values to those recorded by ABB in connection with its July 2013 acquisition of Power-One.  The historical statement of operations for Power Solutions for the three months ended March 31, 2014 already includes additional amortization based on ABB's fair value adjustments and we believe that any difference in Bel's calculation would be immaterial.

(c)
We have not adjusted depreciation expense related to property, plant and equipment or amortization expense related to the acquired trade names during the three months ended March 31, 2014, as we believe the fair value adjustments recorded if Bel had acquired Power Solutions on January 1, 2013 would reflect similar fair values to those recorded by ABB in connection with its July 2013 acquisition of Power-One.  The historical statement of operations for Power Solutions for the three months ended March 31, 2014 already includes additional depreciation and amortization based on ABB's fair value adjustments and we believe that any difference in Bel's calculation would be immaterial.

(d)
In connection with the acquisition, we have incurred and will continue to incur acquisition-related costs, including fees paid to professional advisors for legal and accounting services and other fees, which have not been adjusted in the pro forma results above since only immaterial amounts were incurred through March 31, 2014. During the nine months ended September 30, 2014, the Company incurred $3.6 million of acquisition-related costs associated with the acquisition.